Exhibit 99.1

FOR IMMEDIATE RELEASE
November 10, 2026

Tandy Leather Factory Reports Third Quarter 2026 Results

BENBROOK, TEXAS – November 10, 2026 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the third fiscal quarter of 2026.

Highlights from third quarter 2026:

•	Revenues were $18.5 million, up 7.3% from 2025
•	Generated operating income of $0.6 million, up 181.9% from 2025
•	Net income of $0.5 million versus net loss of $1.4 million in 2025
•	Gross margin of 62.4%, up from 58.9% in 2025
•	Adjusted EBITDA of $0.9 million
•	Ended quarter with $5.7 million of cash and cash equivalents

Tandy Leather Factory’s third quarter sales were $18.5 million in 2026, up from $17.3 million in 2025. Third quarter 2026 gross profit was $11.6 million, up from $10.2 million in 2025. The majority of these gains came from operational improvements. As of September 30, 2026, the Company held $5.7 million of cash and cash equivalents, down from $16.1 million as of December 31, 2025. This decrease reflects $6.0 million in dividends paid to shareholders in Q1 2026 and approximately $4.4 million related to an increase in inventory purchases to support sales, investment in a new POS system, and some capital investments in new stores in Waco, Texas, and Charleston, South Carolina as well as in existing stores. The Company had basic and diluted net income in the quarter of $0.06 per share, versus $(0.17) per share of basic and diluted net loss in the prior year.

Johan Hedberg, Chief Executive Officer of the Company, said,

“We are happy to have continued our growth from the first half of the year with another strong quarter. We saw growth in both retail and e-commerce channels and considerably increased our operating income. Following our new store opening in Waco, Texas in the second quarter, we continued our store expansion in the third quarter with a new opening in Charleston, South Carolina. During the third quarter, we continued to invest in our store fleet, our e-commerce channel and operations but our sales and margin growth more than offset these expenses, driving strong increases in profit from operations.”

Investors are encouraged to send their questions to the Company’s investor relations email at investorrelations@tandyleather.com.

Non-GAAP Financial Measures: Adjusted EBITDA is a non-GAAP financial measure, defined as net income before interest income, income tax provision, depreciation and amortization, and stock-based compensation. Management believes Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to Adjusted EBITDA (in millions) is provided below.

Quarter ended September 30, 2026
Net income	$0.5
Add back:
Depreciation and amortization	0.3
Interest income	(0.1)
Income tax provision	0.1
Stock-based compensation	0.1
Adjusted EBITDA	$0.9

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Benbrook, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 102 stores, 93 stores in the United States, eight stores in Canada and one store in Spain. Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”. To be included on Tandy Leather Factory's email distribution list, go to: https://tandyleather.irpass.com/Email_Alerts.

 Contact: Johan Hedberg, Tandy Leather Factory, Inc., (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product; changes in tariff rates and the timing and amount of any tariff refunds, and other factors disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.